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                                                                     Exhibit 12

                            GTE FLORIDA INCORPORATED

       CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                  (Unaudited)

                                                    Year Ended December 31
                                                    -----------------------
                                                                  Pro Forma
                                                      1993         1993(a)
                                                      ----         -------
Net earnings available for fixed charges:
    Income (loss) before extraordinary charge      $(15,227)      $106,908

    Add -
        Income tax expense (benefit)                (16,924)        59,076
        Fixed charges                                76,786         76,786
                                                   --------       --------
Adjusted earnings                                  $ 44,635       $242,770
                                                   ========       ========
Fixed Charges:
    Interest charges                               $ 69,529       $ 69,529
    Portion of rent expense representing
        interest                                      7,257          7,257
                                                   --------       --------
Adjusted fixed charges                             $ 76,786       $ 76,786
                                                   ========       ========

Consolidated Ratios of Earnings to
Fixed Charges                                           .58           3.16
                                                        ===           ====


(a) Results for 1993 include an after-tax restructuring charge of approximately $120,000,000 for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $2,400,000 related to enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. This caused earnings to be inadequate to cover fixed charges by approximately $32,000,000 and resulted in the ratio of earnings to fixed charges declining to .58. Excluding these items, the consolidated ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 3.16.